EXHIBIT 10.2
[Christianson & Associates, PLLP Logo]
May 23, 2005
Red River Energy, LLC
1600 Mapleton Ave
Bismark ND 58503
Attn: Randy Schneider

Cell:	701-223-6142
Phone:	701-222-4100
Email:	randy@sengercpa.com
Re: Forecasted Financial Statements
Dear Mr. Schneider:
You are pursuing an exciting project. I enjoyed learning more about your project from our discussions and reviewing your project with your fellow board members.
Our firm would be pleased to provide consulting services and to help you plan through your development stage. We are confident that our firm has the ability and experience in the ethanol industry to provide top quality efficient accounting and consulting services to your company. Our firm works with more ethanol plants that any other accounting firm. Our goal is to be a value added resource for your company.
I will summarize some of the accounting and consulting services available to your organization as you choose. Services available to Red Rive Energy, LLC would include the following:
1.	Entity analysis and organization consulting.

2.	Preparation of financial statement forecasts.

3.	Entity governess planning.

4.	Strategic planning with board of directors.

5.	Financing proposal documentation.

6.	Preparation of audited financial statements for:
a.	Development stage

b.	Construction stage

c.	Operating years
7.	Income tax planning

8.	Preparation of income tax returns federal and state.

9.	General ledger software implementation.
a.	Development stage accounting

b.	Construction period accounting

c.	Operations accounting

d.	Grain accounting
10.	Quarterly ethanol production audits for state producer payments.

11.	Small producer ethanol tax credit analysis

12.	Provide consulting as a resource for industry comparisons of operating efficiencies and cost analysis of plant.
My understanding is that Red River Energy, LLC is proposed to be organized as a Limited Liability Company (LLC) in the State of Minnesota or North Dakota. The financial information requirements for the confidential disclosure statement would include information from a complied forecasted financial statement for the first five years of operations.
The fees for our services will be based upon hours of work performed at hourly rates plus reimbursement of out of pocket expenditures. Hourly rates for accounting staff are dependent upon experience and abilities of the staff. Non CPA accounting staff rates range from $35-$55 per hour. CPA accounting staff rates range from $85-$120 per hour and fees for my services are at a rate of $175 per hour. We are confident that we can provide accounting and consulting services very efficiently based upon our experience in the ethanol industry. We understand ethanol production facilities.
We could also set up a general ledger system that we would transfer onto your computer system to allow you to continue to maintain the general ledger during the development stage. We can easily update flies between systems via the internet.
I would estimate the fees for preparation of complied financial statement forecasts to be $20,000. The financial forecasts have multiple functions and would be a component of the business plan, and financing proposal documentation. Other services would be performed based upon hours of work performed at hourly rates. We could make estimates of the cost of each project as we define the scope of these projects in the future. Our travel time in compensated for at our hourly rates and we do anticipate that we would bill monthly for services rendered.
We are currently engaged to provide auditing or consulting services to over thirty five ethanol production facilities in fourteen mid-western states. Ethanol plant client references are available upon request. Our firm has experience working in the ethanol production industry and would enjoy working with Red River Energy, LLC as well.
You have an exciting project and I look forward to working with you in the future. If you have any questions or need additional information, please feel free to contact me.

Sincerely,

/s/ John O Christianson

John O Christianson, CPA

Acceptance of terms:

/s/ Les Nesvig	[Handwritten: 5/24/05]

Red River Energy, LLC	Date